                                                                    Exhibit 10.6


                                   AGREEMENT
                                    BETWEEN
                            IAS COMMUNICATION, INC.
                                      AND
                              ARINC INCORPORATED


This Agreement is made this 23rd day of September 1999, by and between IAS Communication, Inc. hereinafter sometimes referred to as IAS and ARINC Incorporated hereinafter sometimes referred to as ARINC for the purchase of certain antennas, distribution rights to the same and the exclusive rights to IAS patented technology.

                                   Recitals
                                   --------

A. WHEREAS, IAS is the manufacturer of antennas, and owns certain patented technology dealing with the Contrawound Antenna, Toroidal Antenna, and the Contrawound Torodial Helical Antenna;

and

B. WHEREAS, ARINC. desires to purchase the Hawks/ARINC Antenna from IAS for its use, resell, and to license from IAS it's Patented Technology for use in its Dominium Tracking Service.

Now, THEREFORE, the parties in consideration of the mutual promises and covenants contained herein, agree to the following:

1.   Definitions
----------------

          Where any word or phrase defined below, or a pronoun used in place thereof, is used in any part of this Agreement, it shall have the meaning herein set forth.

     AGREEMENT      This agreement between ARINC and IAS  plus any amendment or modification thereto.

     ARINC          ARINC Incorporated

     HAWKS/ARINC
     ANTENNA Antenna shall refer to the IAS Contrawound Toroidal Helical Antenna and housing, including GPS (dual mode) known as the Hawks/ARINC Antenna. The Hawks/ARINC Antenna consists of the IAS Hawks/ARINC Antenna technology and a commercial GPS antenna in one housing, which antenna incorporates the Hawk patented technology, and has been modified to comply with ARINC requirements and specifications as set forth in Exhibit "B" hereto.

     ANTENNA
     UNIT            IAS Part Number xxx-N-AN-000300

     IAS             IAS Communications, Inc.

     LICENSE
     TERRITORY       Worldwide

     PATENT
     TECHNOLOGY      Patent technology refers to the information listed in the
                     Patents set forth in Exhibit A to this Agreement


2. License Grant
----------------

     A. IAS hereby grants to ARINC an exclusive, worldwide license to import, export, make, have made, use, allow its customers to use, lease, rent and sell the Patent Technology subject only to the terms of this Agreement.

     B. IAS hereby represents and warrants that it has no license or other agreements with or obligations to third parties or any other legally binding commitments, obligations, or liens, mortgages and encumbrances of any kind or nature whatsoever which may diminish or limit in any manner the rights granted to ARINC under this Agreement of IAS's full right and authority to grant such rights and to perform its covenants under this Agreement, and IAS further covenants that it will not divest itself of any rights now or hereafter possessed where the effect of its so doing may be to diminish or impair the license rights acquired by ARINC under this Agreement.

     C. IAS warrants that it shall immediately take all appropriate legal actions to enforce the exclusive rights granted to ARINC under this Agreement, if it becomes aware of any third party's use of the Patent Technology, or if it becomes aware of a third party's use of any item that may infringe upon IAS's patent rights in the Patent Technology.

3. Purchase and Delivery of Antennas and Exclusive Reseller/Distributor
-----------------------------------------------------------------------

     A. ARINC shall pay IAS upon the execution of this Agreement, the sum of twenty-five thousand dollars ($25,000) for the set up costs for the production of the Hawks/ARINC Antenna.

     B. IAS shall deliver to ARINC for its evaluation and test a production quality Hawks/ARINC Antenna. Upon ARINC's determination that the Hawks/ARINC Antenna meets all of the requirements and specifications stated in Exhibit B to this Agreement to its satisfaction. ARINC shall purchase ten thousand (10,000) Hawks/ARINC Antennas for its use and or resell for the firm fixed price of Five Hundred Thousand dollars ($500,000 or $50.00 per

     Hawks/ARINC Antenna). ARINC shall pay IAS a down payment toward the purchase of the Hawks/ARINC Antennas in the amount of Two Hundred and Fifty Thousand dollars ($250,000) upon receipt of the Stand-by Letter of Credit from IAS as set forth in Section 3.B (3) below. The balance of the purchase price in the amount of Two Hundred and Fifty Thousand dollars ($250,000) shall be paid within thirty days of delivery and ARINC's acceptance of the 10,000 antennas. If IAS fails to deliver an acceptable Hawks/ARINC Antenna as described above by October 18, 1999, ARINC shall have the absolute right to cancel this Agreement with no obligation to IAS of any nature whatsoever other than the payment of the twenty-five thousand dollars stated in 3.A above.


     (1) Upon the execution of this Agreement, ARINC shall have exclusive rights for the use and/or resell of the Hawks/ARINC Antenna in trailer tracking, refrigeration monitoring, in-cab tracking, messaging and long haul trailers (generally 53 foot in length) using the Orbcomm Satellite frequency. IAS shall not sell, lend, or otherwise transfer in any manner the Hawks/ARINC Antenna or any other similar antenna to any other party unless the transaction is through ARINC. ARINC shall be solely responsible for establishing the price and delivery of the Hawks/ARINC Antenna.

     (2) If during the first twelve months of this Agreement, ARINC should procure more than ten thousand (10,000) Hawks/ARINC Antennas, the price of every antenna order thereafter and within the first twelve month period shall be forty-five ($45.00) dollars.

     (3) IAS agrees to issue ARINC a stand-by letter of credit issued from a banking institution acceptable to ARINC in the amount of two hundred fifty thousand dollars and that the same shall remain open for a period of thirteen months from the execution of this Agreement. The Stand-by Letter of Credit shall require the issuing bank to pay over to ARINC the amount claimed by ARINC up to the value of this Stand-By Letter of Credit upon presentation of ARINC's written statement that IAS has failed to make full delivery of acceptable Hawks/ARINC Antennas ordered by ARINC per the terms of this Agreement. Such statement by ARINC shall be in the form substantially as follows: "The number of antennas that IAS has failed to deliver or that ARINC has not accepted is _____ antennas. ARINC is entitled to payment of fifty dollars per antenna not delivered or accepted for a total value of ________."

C. During the second year of this Agreement, ARINC shall have an option to purchase up to twenty thousand (20,000) Hawks/ARINC Antennas at a price of fifty ($50.00) dollars per antenna. If the above quantity is purchased during the second year, the price of every antenna order thereafter, and within this twelve month period shall be forty-five ($45.00) dollars. ARINC shall pay IAS one-half of the value of each order upon the placement of the same with the balance due upon acceptance. IAS shall provide ARINC a stand-by letter of credit for the down payment upon the same terms as set forth in section 3.B.(3).

D. During the third year of this Agreement, ARINC shall have an option to purchase up to thirty thousand (30,000) Hawks/ARINC Antennas at a price of fifty ($50.00) dollars per antenna. After the above quantity minimum is satisfied, the price of every antenna order thereafter, and within this twelve month period shall be forty-five ($45.00) dollars. ARINC shall pay IAS one-half of the value of each order upon the placement of the same with the balance due upon acceptance. IAS shall provide ARINC a stand-by letter of credit for the down payment upon the same terms as set forth in section 3.B.(3).

E. If ARINC procures the stated quantity of antennas by the end of the second and third years as set forth above, ARINC shall retain its rights as set forth in section 3.A(1) above. If ARINC fails to meet the minimum requirements for the second or third year, ARINC's exclusive rights to use and/or resell the Hawks/ARINC Antenna shall convert to a non-exclusive right. Notwithstanding the above failure to meet the minimum requirements, IAS shall continue to sell ARINC the Hawks/ARINC Antenna at its Most Favored Customer price as set forth in Section 17 of this agreement.

F. Each Hawks/ARINC Antenna shall carry the standard IAS warranty that is set forth in Exhibit C to this Agreement. IAS agrees that ARINC may assign this warranty to its Customers and/or End Users. The warranty shall commence upon ARINC delivery of the Hawks/ARINC Antenna to its Customer or End User.

G. IAS shall deliver twenty (20) production quality Hawks/ARINC Antennas to ARINC within three weeks of the execution of this Agreement. ARINC shall test the Hawks/ARINC Antenna to determine acceptability of the Antenna per section 3.B above. Upon written notification by ARINC to IAS that the Antennas are acceptable, IAS shall commence delivery of the remaining first year antennas at a rate of two thousand per month until the full quantity of 10,000 has been delivered. Upon delivery of any of the above Hawks/ARINC Antennas as set forth in Sections 3B through 3D inclusive, ARINC shall perform a physical inspection of the same and shall have the right to perform random acceptance testing to the requirements/specifications set forth in Exhibit B. If the Antenna fails the acceptance/verification testing, ARINC shall have the right to reject the entire delivery and request IAS to cure. If IAS cannot cure the same or refuses to, ARINC shall have the right to terminate this Agreement per section 8 of this Agreement. ARINC's right to perform a physical inspection and random acceptance testing to the requirements/specifications set forth in Exhibit B shall continue and be applicable for each ARINC Antenna order, whether incurring in the first, second or third year of this Agreement.


4. Licensing of Patent Technology
---------------------------------

     A. IAS shall license to ARINC for its exclusive use the Patented Technology, or portion thereof plus its technical information, knowledge, and expertise concerning the design, construction, and use of antennas. ARINC shall have the exclusive right to use, copy, modify, enhance, or change the Patent Technology as it deems appropriate for use within trailer tracking, refrigeration monitoring, in-cab tracking, messaging and long haul trailers using the Orbcomm Satellite frequency. ARINC's initial use will be the development of an integrated product known as the "Antenna Unit." IAS agrees that ARINC shall be allowed to provide the Patent Technology to third parties for the purpose of the manufacture of the Antenna Unit or such other products as ARINC deems appropriate, provided that ARINC obtains from such third parties a Confidentiality and Non-Disclosure Agreement in a form acceptable to IAS.

     B. Other than the Hawks/ARINC Antenna, ARINC shall pay IAS a royalty payment of ten ($10.00) dollars for every Antenna Unit it sells, or for any item that ARINC sells that incorporates IAS's Patent Technology or portions thereof. The license granted to ARINC under
          Section 4A above shall remain exclusive as long as the following minimum payments are made:

               (1)  One million ($1,000,000) dollars during the first year

               (2)  Five million ($5,000,000) dollars during the second year

               (3) Seven million five hundred ($7,500,000) dollars during the third year

          After the third year, or the failure to meet any of the above minimums, the exclusive license grant to ARINC shall immediately convert to a perpetual, worldwide, non-exclusive license to use, copy, modify, enhance, or change the Patent Technology as set forth in
          Section 4A above. ARINC's obligation of the royalty payment to IAS shall remain.

     C. Any changes, improvements, enhancements to the IAS's Patent Technology made by ARINC during the term of this Agreement in which it has exclusive rights to the Patent Technology and for two years thereafter shall be the property of IAS. In regard to the above. ARINC shall have a fully paid, worldwide and perpetual license to use any such improvements, changes, or enhancements as if it was the owner. Any changes, improvements, enhancements to the IAS's Patent Technology made by ARINC after the above period shall be the property of ARINC. ARINC agrees to grant to IAS a perpetual license to use such improvements as it deems appropriate.

     D. Upon ARINC's deployment of the Antenna Unit to any third party, said third party or third party's customer might procure an antenna from IAS. Except for the exclusive rights granted herein to ARINC for the use and or resell of the Hawks/ARINC Antenna, for all users or purchasers of the Antenna Unit that acquire any antenna from IAS within 120 days (before or after) its purchase of the Antenna Unit, IAS shall pay ARINC a sales fee of $2.00 per Antenna sold.

     E. Quarterly Earned Royalty Payment and Report - Beginning with the first sale of an Antenna Unit, each party shall make written reports (even if there are no sales) and earned royalty/sales fee payment to the other party within thirty (30) days after the end of each calendar quarter. This report shall be in the Reporting party's format and shall state the number of Antenna or Antenna Units or other product using the Patent Technology sold during such completed calendar quarter, and resulting calculation of earned royalty/sales fee payment due the other party for such completed calendar quarter. Concurrent with the making of each such report, the Reporting Party shall include payment due the other party for the calendar quarter covered by such report.

     F. Accounting - Each party agrees to keep and maintain records for a period of two (2) years showing the sale of antennas of Antenna Units or other product using the Patented Technology. Such records will include general ledger records in sufficient detail to enable the royalties/sales fee payable hereunder to be determined. Each party further agrees to permit its books and records to be examined by the other party from time to time to the extent necessary to verify reports provided for royalty/sales fee calculations. Such examination is to be made by the parties or their designee (must be an accounting firm acceptable to party to be audited), at the expense of auditing party, except in the event that the results of the audit reveal an underreporting of royalties/sales fee of ten percent (10%) or more, then the audit costs shall be paid by the audited party. The auditing party and/or its designee must execute a non-disclosure agreement to limit their use of the knowledge that they may learn during said audit.

5. Indemnification

     A. IAS shall hold ARINC harmless from liability resulting from infringement of any United States patent or copyright on the Hawks/ARINC Antenna and the Patent Technology (or portions thereof), provided IAS is reasonably notified of any and all threats, claims, and proceedings related thereto and given the opportunity to assume full control over the defense of any such threat, claim, or proceeding and all negotiations for a settlement or compromise thereof.

     B. The foregoing obligation of IAS does not apply with respect to the Hawks/ARINC Antenna or the Patent Technology (or any portion thereof)
          (a) not
               developed and produced by IAS or authorized thereby; (b) which is modified after shipment by IAS and the alleged infringement relates to such modifications; or (c) which is combined with other products and the alleged infringement relates to such combination.

           C. In the event ARINC is enjoined from using the Hawks/ARINC Antenna or the Patent Technology (or portions thereof) or that IAS has a reasonable belief that the use could be permanently enjoined, IAS shall, at its expense either:

               (1) Obtain for ARINC the right to continue using and selling the Hawks/ARINC Antenna and the Patent Technology (or portions thereof) as set forth in this Agreement, or

               (2) Replace or modify the Hawks/ARINC Antenna of Patent Technology (or portions thereof) so that it does not infringe and provides substantially the same functionality.

           D. If IAS is unable to achieve either of the requirements set forth in Sections 5C (1) or (2), IAS shall hold ARINC harmless from any and all liability from any actual or alleged infringement and shall cover and pay any and all damages of any kind or nature emanating therefrom. Additionally, ARINC shall be entitled to such additional remedies available to it under law or equity, including but not limited to payment for the full value of the Hawks/ARINC Antennas that ARINC may have in stock and or return from Customers, plus all costs associated therewith.

6.   March-In Rights

           A. If IAS should for any reason or no reason stop producing or having the Hawks/ARINC Antenna produced, ARINC shall have the following "March-In Rights":

                   (1) IAS shall (a) grant ARINC a worldwide, royalty-free,
               fully-paid non-exclusive, irrevocable, and perpetual right and license to use any IAS confidential or patented information/technology necessary to manufacture the Hawks/ARINC Antenna, and to use its best efforts to assist ARINC in licensing or otherwise obtaining access to any other technical knowledge, trade secrets, techniques, documentation, processes, directions, system designs, code, formats, algorithms, structures, protocols, inventions, know-how, copyrights, specifications and other proprietary information reasonably necessary for the manufacture of the Hawks/ARINC Antenna and does grant unto ARINC a worldwide, royalty-free, fully-paid, irrevocable, perpetual right and license to make, use, reproduce, sublicense, modify, enhance,and to create derivative Works of the Hawks/ARINC Antenna as it deems appropriate.

     B. Upon the exercise of ARINC's March-In Rights, all obligation of ARINC under this Agreement to IAS for the Hawks/ARINC Antenna shall cease and be declared null and void. Additionally, the following shall be applicable:
        (1). ARINC shall pay IAS a royalty of $10.00 for every Hawk/Antenna sold by it after the exercise of its March-In rights
        (2). If ARINC continues to use the Patent Technology other than which is contained in the Hawks/ARINC Antenna, then in that event, ARINC shall continue to pay the royalty as set forth in Section 4B above
        (3). The sales fee due under this Agreement (See Section 4D) from IAS to ARINC shall continue

7. Authorized Representatives
   --------------------------

     A. The parties will designate and maintain a representative of each party who will be the point of contact for the work to be performed under this Agreement. Said representatives will be responsible for addressing issues relating to the performance of the obligations established under this Agreement and will have the necessary authority to act on any and all matters arising under this Agreement. The designated individuals of each party may be replaced at any time, with a written notice to the other party. Presently, the following named individuals shall act as the representatives of ARINC and IAS:

     FOR ARINC:
          Program and Technical Management:             Michael Heer
                                                        1925 Aerotech Drive;
                                                        Suite 212
                                                  Colorado Springs, Co. 80916
                                                  Telephone:     719-570-8660
                                                  Fax:           719-574-2594

          Contracts:                                    Joseph L. O'Connor
                                                        2551 Riva Road
                                                        Annapolis, Md. 21401
                                                  Telephone:     410-266-4790
                                                  Fax:           410-266-4529
     FOR IAS:
          Program and Technical Management:       Larry Hawks
                                                  100 E. Broadway
                                                  Kokomo, Indiana 46901
                                                  Telephone:   (765)-452-2246
                                                  Fax:         (765)-452-2297

          Contracts:                              John G. Robertson
                                                  #185-10751 Shellbridge Way
                                                  Richmond, B.C. V6X 2W8
                                                  Canada

                                                     Telephone: (604)-278-5996
                                                     Fax:       (604)-278-3409

          B. All notices to be given by the parties hereto shall be in writing and served by depositing same in the United States Post Office, postage prepaid, certified mail, return receipt requested or faxed to the designated Contracts Representative.

     8.   Termination for Default
          -----------------------

          A. Either party may terminate this Agreement if the other party should materially default in the performance of its obligations under this Agreement. The party claiming that a material breach of the Agreement has occurred must provide written notice of the same to the other party with supporting documentation. The alleged defaulting party must respond within fifteen working days either refuting the "claim of the material breach" or cure the material breach within the fifteen working days. Unless the matter is resolved to the satisfaction of both parties within the fifteen working days, the following shall be applicable:

              (1). The parties shall meet at ARINC's facility in Annapolis, Maryland within the next fifteen working days to determine if their differences can be resolved. If they cannot be, then the party claiming that the other has materially breach its Agreement shall arrange for an arbitration hearing per the following:

                    (a). The dispute will be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the Arbitration Committee shall be considered as final and neither party shall appeal such decision to any court. Any court having jurisdiction thereof may enter judgment upon the award rendered by the Arbitrators. The Arbitrators award may include compensatory damages against either party but under no circumstances will the Arbitrators be authorized to nor shall they award consequential, incidental, special or multiple damages against either party. The Arbitration hearing shall be conducted in Washington D.C.

              B. The above shall be applicable for all matters except infringement which is covered in Section 5 A-C inclusive of this Agreement.

     9.   Assignment
          ----------

              Neither Party may assign its rights or delegate its responsibilities under this Agreement without obtaining the prior written consent of the other except (i) in connection with a merger or consolidation with another entity where the surviving entity is at least as financially and technically competent as its predecessor or (ii) to a wholly owned subsidiary, to a wholly-owning parent corporation or an affiliated company with common ownership where the predecessor remains liable as a financial and technical guarantor of the successor's performance or (iii) to assign its royalties payments or entitlements in whole or in part to a third party.

     10.  Non-Waiver of Rights
          --------------------

              The omission by either party at any time to enforce any default or right reserved to it, or to require performance of any of the terms, covenants, or provisions hereof by the other party at the time designated, shall not be a waiver of any such default or right to which the party is entitled, nor shall it in any way affect the right of the party to enforce such provisions thereafter.

     11.  Modification of Agreement
          -------------------------

              This Agreement may not be modified, nor may compliance with any of its terms waived, except by written instrument executed and approved in the same manner as this Agreement.

     12.  Agreement Made in Maryland
          --------------------------

              The formation, interpretation and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflict of laws provision.

     13.  Construction Captions
          ---------------------

              All paragraph captions are for reference only and shall not be considered in construing this Agreement.

     14.      Entire Agreement:
              -----------------

              Each party acknowledges that it has read this Agreement, fully understands it, and agrees to be bound by its terms and further agrees that it is the complete and exclusive statement of the agreement between the Parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement cannot be modified or altered except by a written instrument duly executed by authorized executive officers of both Parties.

     15.      Non-solicitation of Employees
              -----------------------------

              During the term of this Agreement, no organizational unit of either Party working under this Agreement shall solicit employees of the other without the other Party's prior written authorization.

     16.      Exhibits
              --------

     The following appendices are part of this Agreement and are incorporated herein as if fully rewritten.

        a. Exhibit A: List of IAS Patents Technology
        b. Exhibit B: IAS Requirements/Specifications
        c. Exhibit C: IAS Hawks/ARINC Antenna Warranty

17.  Most Favored Customer
     ---------------------

     IAS agrees that it shall always sell its Hawks/ARINC Antenna to ARINC at its most favorable unit price offered to any other Customer. Most favorable price shall be determined as the lowest price offered by IAS, it subsidiaries, or distributors to any Customer six months before or six months after the placement of any order by ARINC for the Hawks/ARINC Antenna. In the event that ARINC did not receive the "most favored price," IAS shall refund ARINC the difference in the price it paid and the "most favored price." ARINC, at its discretion, may audit IAS books and records to insure the above. Said audit shall be conducted per Section 4F of this Agreement.

18.  Effective Date
     --------------

     The effective date of this Agreement shall be the 23rd day of September
     1999.

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent to be legally bound.


          ATTEST: WITNESS                         ARINC Incorporated

           /s/ Joseph L. O'Connor                 By:  /s/ F. J. Jacoby
          ------------------------                    --------------------------
                                                  Name:  F. J. Jacoby
                                                         -----------------------
                                                  Title: Senior Vice President
                                                         -----------------------
                                                  Date:  23 September 1999
                                                         -----------------------

                                                  IAS Communications,Inc.

           /s/ Jennifer Lorette                   By:  /s/ John Robertson
          ------------------------                    --------------------------
                                                  Name:  John Robertson
                                                         -----------------------
                                                  Title: President and CEO
                                                         -----------------------
                                                  Date:  9/24/99
                                                         -----------------------

                                   EXHIBIT A


6.   Licensed Patents:

     (a) Australian Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (b) Australian Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (c) Brazilian Patent Application No. P19608754 Contrawound Antenna (including any patent(s) issuing therefrom);
     (d) Brazilian Patent Application No. P19609058-8 Toroidal Antenna (including any patent(s) issuing therefrom);
     (e) Canadian National Phase Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (f) Canadian National Phase Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (g) Chinese National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (h) Chinese National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);

--------------------------------------------------------------------------------
#185, 10751 Shellbridge Way, Richmond, B.C., V6X 2WS
*(604) 278-5996                                                Fax (604)278-3409

     (i) Czech Republic National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (j) Czech Republic National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (k)  European Regional Patent Application No. 60903/96 Contrawound
          Antenna (including any patent(s) issuing therefrom);
     (l) European Regional Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (m)  Hungarian National Patent Application No. 60903/96 Contrawound
          Antenna (including any patent(s) issuing therefrom);
     (n) Hungarian National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (o) Israeli Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (p) Israeli Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (q) Japanese Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (r) Japanese Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (s) Mexican Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (t) Mexican Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (u) New Zealand Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (v) New Zealand Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (w) Polish National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (x) Polish National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (y) Russian Federation National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (z) Russian Federation National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (aa) Singapore National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (bb) Singapore National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (cc) South Korean National Patent Application No. 60903/96 Contrawound Antenna (including any patent(s) issuing therefrom);
     (dd) South Korean National Patent Application No. 699283 Toroidal Antenna (including any patent(s) issuing therefrom);
     (ee) US Patent No. 5,444,369 assigned to the West Virginia University Toroidal Antenna; and
     (ff) US Patent No. 5,654,723 assigned to the West Virginia University Contrawound Toroidal Helical Antenna.

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#185, 10751 Shellbridge Way. Richmond. B.C., V6X2W8
*(604) 278-5996                                               Fax (604) 278-3409

                                   EXHIBIT B

                              Hawks/ARINC Antenna
                         (Dominium PN: XXX-N-AN-00300)

Operational/Performance/Physical Requirements for Agreement to Purchase:

1. Description: Low-Profile antenna that provides both ORBCOMM VHF (transmit and receive) and GPS (receive) capability.

2.  Size/Form:

    A.  Antenna (with enclosure) no larger than 6.5" L x 4.5" W x 0.7" H
    B. Enclosure shall have external RF cables permanently attached via sealed penetrations to provide connection to VHF and GPS antennas. The separate external cables shall terminate in BNC in-line connectors (VHF shall be
        FEMALE: GPS shall be MALE).
    C.  The enclosure shall have tapered sides
    D.  The enclosure shall have four (4) mounting holes at the corners.
    E. The enclosure shall have 3M double-sided tape affixed to the bottom surface along the edges.

3.  Performance:
    A.  VHF Antenna:
           i. Shall operate satisfactorily (as defined in vi below) mounted on the top or side of any mobile or fixed "platform" expected in the Dominium market area (e.g., heavy-duty trucking trailers (aluminum or fiberglass tops), shipping containers (steel or aluminum construction), railcars, ships, automobiles, etc).
           ii. The antenna shall function as two antennas in one physical enclosure: a GPS antenna, and an ORBCOMM antenna.
           iii. Shall be capable of receiving in the frequency band 137-138 MHz, and transmitting in the 148-150.05 MHz band.
           iv. Shall be capable of handling 5 W of instantaneous transmit power in the transmit band.
           v. The nominal impedance of the ORBCOMM antenna at the connector shall be 50 (omega symbol).
           vi. Satisfactory operational performance for the ORBCOMM (VHF) antenna shall be defined as:
                 a. Average Transmit-Receive Delta T (Delta time) of (less than or equal to) 7 minutes (measured as the difference in time from message TX date/time stamp in the SC to receive date/time at the destination address), with a standard deviation (less than or equal to) 5 minutes.
                     1) The Transmit-Receive Delta T shall be measured with the SC transmitting at a rate of one 144-byte fixed message every 15 minutes.
                 b. Successful transmission rate of (greater than or equal to) 98% (measured as a percent of successful receptions over all transmissions, excluding external events that prevent successful transmission or reception [e.g., ORBCOMM network, gateway, or satellite outages, ISP outages, etc.]).
                 c. Successful polling rate of (greater than or equal to) 98% (measured as % of successful acknowledgement receipt at the polling location over all polls sent).
                 d. Average Polling Delta T of (less than or equal to) 10 minutes (measured as the total time from TX of the poll to the SC to receipt of the SC acknowledgement at the sending location).

             e. Operate with the following SCs: Panasonic KX-G7101,
                Magellan/Ashtech OM200, and Stellar EL-2000G (at least initially). Other SCs will be tested as they are produced and sold.
             f. Shall provide near-hemispherical radiation pattern from 15 degrees elevation angle above the horizon.
   B. GPS Antenna
        i. The GPS antenna shall be an active antenna, or provide satisfactory performance with the standard OEM SCs provided by ORBCOMM-approved OEMs. Specifically, the GPS antenna shall operate satisfactorily with the Magellan/Ashtech OM200, the Panasonic KX-G7101, and the Stellar EL-200G SCs.
        ii.  Shall be capable of receiving L1 frequencies.

4. Environmental
   A. Enclosure shall be fully enclosed in a weatherproof enclosure.
   B. The enclosure shall be impervious to water (rain), acid rain, snow, ice, dust, cleaning detergents, road/highway de-icing salts, petroleum-based oils, and minor abrasion.
   C. The enclosure shall also be resistant to deterioration from solar radiation (infra-red and ultra-violet). Exposure should be considered over a daily exposure for ten years.
   D. The antenna and enclosure shall be able to withstand the vibration and shock profiles identified in the SAE J-1455 standard for heavy trucking industry.
   E. The antenna and enclosure shall be able to operate in the temperature range of -40 degrees C to +85 degrees C.

                                   Exhibit C

                             IAS LIMITED WARRANTY
                                     For
                             HAWKS/ARINC ANTENNA

For a period of fifteen months from delivery to ARINC or twelve months from delivery by ARINC to its Customer, whichever is shorter, IAS warrants that the Hawks/ARINC Antenna (Antenna), used under normal operating conditions and not subject to misuse or abuse, shall operate and conform to the performance capabilities, functions and other descriptions and standards applicable thereto as set forth in its specifications. IAS's warranty under this Agreement shall be limited to repair or replacement (at IAS's sole option) of a defective Antenna as set forth above. Such repair or replacement shall be the sole and exclusive remedy of the Buyer hereunder. IAS Limited Warranty and all extensions thereof do not include service, repair, or replacement to correct any damage caused by improper installation, improper connection with any peripheral device, external electrical fault, accident, disaster, misuse, abuse or modifications to the unit not approved in writing by IAS.

IAS DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE OR NON-INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS.

IAS hereby agrees that the above warranty make be assigned to ARINC's
Customer(s).